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                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of August 11, 2000 by and between ACCLAIM ENTERTAINMENT, INC. a Delaware corporation ("Company") and GERARD F. AGOGLIA ("Employee").

         1. DEFINITIONS: The following terms shall, where the context allows, have the following meanings whether such terms shall appear in lower case or with the first letter of each word capitalized (the foregoing shall apply to all other defined terms used herein):

(a) "Company Client" means any person, business or entity (collectively "Person") to or through whom any Company Product or Service is sold or brought to market prior to or during Employee's employment under this Agreement.

(b) "Company Product or Service" means any product or service developed and/or sold or otherwise provided by Company during or prior to Employee's employment under this Agreement, and all other products and/or services which are similar to such products or services, including, without limitation, computer game software of all kinds.

(c) "Competitor" means any Person who is engaged in the development or sale of products or services like or similar to any Company Product or Service including, without limitation, the development or sale of computer game software.

     2.   EMPLOYMENT:

     (a) Acceptance of Employment by Company: Company hereby engages Employee and Employee hereby agrees to provide to Company his full-time services as Executive Vice President, Chief Financial Officer, in accordance with the terms and conditions of this Agreement. Employee will report to, and serve under the direction of the Co-Chairman/Chief Executive Officer and the Co-Chairman/Senior Executive Vice President or such other person(s) as may be designated by Company, however, Employee shall serve as the highest-ranking financial officer of the Company. Except during vacation period and reasonable periods of absence due to sickness, personal injury or other disability throughout the Term (as defined below) of this Agreement, Employee shall devote his full working time and attention during normal business hours to performing his services and duties hereunder to the best of his ability and utilizing all of his skills, experience and knowledge to advance the business and interests of the Company in a manner consistent with the professional duties and responsibilities of his position. Employee shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any other Person. Notwithstanding the foregoing to the contrary, Employee shall not be prevented from investing and managing his assets in such form or manner as will not unreasonably interfere with the services to be rendered by Employee hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation or deliver lectures, fulfill speaking engagements or teach or coach at educational institutions whether or not for compensation where such positions do not unreasonably interfere with the services to be rendered by Employee hereunder and where the business of such firm, trust or corporation is not in competition with Company's (or any of Company's affiliates) business.

     (b) Location of Employment: Employee shall render his services at Company's offices presently located in Glen Cove, New York; provided, however, that Employee shall render his



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          services at such other locations from time-to-time as the proper performance of Employee's duties may reasonably require.

         3. TERM: Employee's employment hereunder shall be for a period of three
(3) years and shall commence on August 28, 2000 and continue through and including August 27, 2003 (the "Term") unless sooner terminated as provided for herein. Unless this Agreement is terminated or amended by written agreement, the Term shall automatically be extended from year to year under the same terms and conditions as shall be in effect on the last termination date. Employee agrees that the covenants set forth in paragraph 6 (hereinafter "Restrictive Covenants"), and all other provisions of this Agreement related to the enforcement thereof, shall continue throughout the full Term of this Agreement, surviving any termination of Employee's employment hereunder for any reason.

         4. COMPENSATION, BENEFITS:

         (a) Salary: Company shall pay to Employee during the Term, an annual base salary (the "Salary") of Three Hundred Fifty Thousand Dollars ($350,000) per annum. The Salary shall be reviewed by the Company annually and may be increased if the Company, in its sole and absolute discretion, determines that such an increase is advisable based on such factors as the Company shall consider appropriate from time to time (it is understood that no such review shall cause a decrease in Employee's Salary). Employee's Salary shall be payable in accordance with the Company's customary employee payroll policy as in effect from time to time. Such Salary, together with any other compensation which may be payable to Employee hereunder shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

         (b) Benefits: In addition to the payments required by Paragraph 4 to be paid to the Employee during the Term and to any benefits payable hereunder, the Employee shall:

         (i) be eligible to participate in all employee fringe benefits and any pension and 401(k) plan that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans;

         (ii) participate on the commencement of the Term of this Agreement at the Company's sole expense in medical, dental, disability, life and accidental death and dismemberment insurance plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans;

         (iii) be entitled to sick leave and sick pay in accordance with any Company policy and practice that may be applicable to key executive employees; and

         (iv) be eligible for participation in the Company's Employee Stock Purchase Plan, effective with the next available enrollment period following commencement of this Agreement; and

         (c) Bonus:

         (i) Employee shall receive a bonus in the amount of Fifty Thousand Dollars ($50,000), payable upon commencement of the Term of this Agreement.

         (ii) In addition to the sums payable to Employee pursuant to Paragraph


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

4(c)(i), above, Employee shall during each fiscal year of Company during which Employee is employed hereunder, be eligible to participate in the Company's Annual Incentive Plan (the "AIP"). Based upon the successful completion of stated goals as set forth by the Company in the AIP for the fiscal year in question, employee shall be eligible to receive as a bonus up to 100% of his Salary (it being understood that the calculation of the amount of such bonus shall be as set forth in the AIP for such fiscal year). Company reserves the right to amend, modify or cancel the AIP; provided that if Company does modify the financial goals of the AIP for any Fiscal Year which were set by Company at the commencement of such Fiscal Year, such modification will not affect the calculation of Employee's AIP Bonus for such Fiscal Year, if any (in other words Employee's AIP bonus, if any, shall be calculated pursuant to the financial goals set at the commencement of the applicable Fiscal Year). For purposes of this Agreement, and notwithstanding anything provided herein or in the AIP, the Company guarantees that the Employee's bonus under the AIP for the first year of the Term of this Agreement shall be no less than the amount of One Hundred Seventy Five Thousand Dollars ($175,000) (the "Guaranteed AIP Bonus"), one-half (1/2) of which amount shall be payable upon the commencement of the Term of this Agreement and the balance of which amount shall be payable on the six-month anniversary of the commencement of the term of this Agreement. Participation in the AIP for Company's fiscal year ending August 31, 2000 will be prorated from the Employee's first full month of employment. For purposes of clarification any bonus under the AIP awarded Employee shall be first set off against the Guaranteed AIP Bonus.

         (d) Stock Options: Upon commencement of the Term of this Agreement, Employee shall receive options to purchase Two Hundred Fifty Thousand (250,000) shares of the Company's common stock. Except as otherwise provided herein, these options will vest in equal installments over a three (3) year period commencing on the date of this Agreement, in accordance with the provisions of the 1998 Stock Option Plan (the "Plan") of the Company. The option price will be at the closing price of the Company's stock on the The NASDAQ SmallCap market on the day the grant is officially approved by the Company's Compensation Committee, but not later than the date of commencement of Employee's employment. Additional options on the Company's common stock may be awarded to Employee at the discretion of the Company and Company's Board of Directors. The award of any options (including the options to be granted upon commencement of the Term hereunder) and the exercise of such options shall be subject to the terms placed on such options at the time the Board makes any such award and in accordance with the provisions of Company's Plan, as such Plan may be amended from time to time; provided, however, that if this Agreement is terminated pursuant to Paragraph 8(c) or 8(e)(ii), below, Employee shall have the right to exercise any options which may be properly vested pursuant to the Stock Option Plan during the Severance Period (as such term is defined in Paragraph 8(c), below).

         (e) Automobile Allowance: Company shall provide Employee with an automobile allowance of $1,000 per month. Such allowance shall cover any leasing expenses, gas, maintenance and insurance, all of which shall be Employee's sole responsibility.

         (f) Vacation: The Employee shall be eligible for four (4) weeks of vacation each year (20 days). The Employee may carry over as much as ten (10) days into his vacation bank to a maximum of ten (10) carryover days at any given time.

         (g) Expenses: Company will reimburse Employee for actual, ordinary and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Employee's duties hereunder, subject to receipt of reasonable and appropriate documentation as required from time-to-time by the Company.


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

         5. OWNERSHIP OF RESULTS AND PROCEEDS OF EMPLOYMENT: All results and proceeds of Employee's employment ("Work Product") hereunder shall be considered "work made for hire" and shall be owned exclusively throughout the world by the Company (including all copyrights and patents therein and thereto, and all renewals and extensions thereof) in perpetuity (except with respect to patents or copyrights which shall be owned exclusively by Company for the duration of any applicable patent or copyright), free of any claims whatsoever by Employee or any other Person. Company shall have the sole and exclusive right to copyright or patent the Work Product and documentation thereto, or other reproductions embodying the Work Product thereof, and any other material capable of copyright and/or patent protection created in connection with the Work Product) in Company's name, as the owner and author thereof, and to secure any and all registrations, renewals and extensions of such copyrights and patents in Company's name or Employee's name as permitted pursuant to applicable statute. If Company shall be deemed not to be the owner or author of any of the aforementioned materials, this Agreement shall constitute an irrevocable transfer to Company of ownership of copyright and/or patent therein (and all renewals and extensions). Employee shall, upon Company's request, execute and deliver to Company transfers of ownership of copyright (and all renewals and extensions) or patent, as the case may be, in such materials and any other documents as Company may deem necessary or appropriate to vest in Company the rights granted to Company in this Agreement, and if Employee does not execute any such above described transfers as required hereunder then Employee hereby irrevocably appoints Company his attorney-in-fact for the purpose of executing those transfers of ownership and other documents in his name.

         6. CERTAIN COVENANTS OF EMPLOYEE: Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Employee by law, Employee agrees as follows:

         (a) Acknowledgment: Employee understands and agrees that Company is engaged in the highly competitive business of computer software development; that Company's success is highly dependent upon the protection of Company's trade secrets and confidential information; that Company has invested considerable resources of its time and money in developing its products, services, staff, good will, procedures, clients, techniques, special training, client lists, manuals, records, documents, and other trade secrets and confidential information; and that upon and during employment under this agreement Company has provided and will provide Employee access to and valuable knowledge regarding Company's trade secrets and confidential information, creating a relationship of confidence and trust between Company and Employee. Employee acknowledges and agrees that the use of such trade secrets or confidential information, or of Employee's expertise or leadership, for the benefit of Company's Competitors would be greatly harmful to Company, and that Company's willingness to enter into business with Employee and to provide Employee access to its trade secrets and confidential information is conditioned upon (i) the protection of Company's trade secrets and confidential information for Company's sole and exclusive benefit, (ii) the retention of Employee's expertise and leadership during the Term of this Agreement for the sole and exclusive benefit of Company, and not for any competitor, and (iii) the protection of Company against Employee's use for the benefit of any Competitor of the valuable skills Employee will acquire, develop and/or refine by virtue of employment with Company under this Agreement. Employee therefore agrees that the covenants and confidentiality provisions set forth in this Agreement are reasonable in scope, time, territory and type of activity and necessary for the protection of Company's legitimate interests, and further agrees that the knowledge of Company's confidential information and trade secrets to which he will gain access by virtue of employment under this Agreement, constitute good, sufficient and adequate consideration for the covenants and confidentiality provisions set forth in this Agreement.



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

         (b) Limited Non-Competition. Employee expressly covenants and agrees that during the Term of this Agreement and for a period of one (1) year following the termination of his employment with Company, for any reason, with or without cause, Employee shall not, directly or indirectly, alone or in concert with others, compete with Company in any manner or form, including but not limited to serving in the capacity of employee, agent, consultant, owner, investor, stockholder, partner, and/or independent contractor for any Competitor, nor will Employee, except for or on behalf of Company, solicit or attempt to solicit clients, business or patronage for the development or sale of any product or service of Company. Employee acknowledges and agrees that the computer software development industry in which Company is engaged is not confined to any particular geographic market, but rather is global in geographic scope, and that the absence of a restricted geographic scope to the limited covenant of non-competition set forth herein is therefore reasonable and necessary for the protection of Company's assets, trade secrets, confidential information, good will and other legitimate business interests. Further, the absence of a restricted geographic scope for the limited covenant of non-competition set forth herein shall not be invoked as or provide a defense to the enforceability of this Agreement or any provision hereof. Notwithstanding the foregoing to the contrary, Employee shall have the right to own as a passive investment up to one percent (1%) of any Competitor, provided such Competitor is a public company. Further notwithstanding the foregoing to the contrary, if this Agreement is terminated pursuant to paragraph 8 (c), then the first sentence of this paragraph 6(b) shall not apply to such termination.

         (c) Limited Non-Solicitation of Company Clients. Employee expressly covenants and agrees that for the one (1) year period following the termination of his employment with Company, for any reason, with or without cause, Employee shall not, directly or indirectly alone or in concert with others, solicit or induce, or attempt to solicit or induce any Company Client, or any former Company Client who, in the twelve (12) month period prior to the effective date of such termination was an Company Client, to obtain or secure computer software or its development from or through a Competitor. Further notwithstanding the foregoing to the contrary, if this Agreement is terminated pursuant to paragraph 8 (c), then the first sentence of this paragraph 6(c) shall not apply to such termination.


         (d) Limited Non-Solicitation of Company Employees. Employee expressly covenants and agrees that for the one (1) year period following the termination of his employment with Company, for any reason, with or without cause, Employee shall not, directly or indirectly, alone or in concert with others, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee, officer, consultant, representative, independent contractor or advisor of Company to terminate, alter, or modify their employment or relationship with Company.

         (e) Proprietary Information:

                (i) Employee further acknowledges and agrees that the success of the Company depends, among other things, upon maintaining strict secrecy with respect to its trade secrets and confidential information relating to the design, development and marketing of its products and services, including without limitation "know-how" trade secrets, details of supplier's, manufacturer's, Employee's, employee or distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans, or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company or any parent, subsidiary or affiliate of Company (hereinafter individually referred to as a "Protected Company") and to which trade secrets and confidential information Employee may acquire knowledge of or have access to during the course of his employment by the Company. Such trade secrets and confidential information as described above are hereinafter referred to as "Proprietary Information". For the purpose of this Agreement, Proprietary Information also includes, without limitation, any and all information not lawfully and generally available to the public concerning the Company, and any Protected Company or any of its respective products, services, clients, affairs, personnel or suppliers. In addition, in the course of its business, the Company may receive confidential disclosures of the trade secrets and confidential information of other persons and entities. In such event, when instructed by the Company, Employee shall receive and treat the trade secrets and confidential information of such other persons and entities with the same obligation and degree of care as Employee treats the Proprietary Information of the Company.

               (ii) Employee shall use his best efforts to exercise utmost diligence, as an individual as well as part of a working group, to protect and guard the Proprietary Information of the Company and any Protected Company. Employee agrees not to disclose to any Person not employed by the Company or not engaged to render services to a Protected Company either during or after his employment, nor to use, for himself or another, during or after his employment, without the Company's written consent, any Proprietary Information obtained by him during his employment, whether developed by him or not, and Employee agrees to hold all Proprietary Information in strict confidence; provided, however, that this provision shall not preclude the Employee from making, upon advice of counsel, any disclosure required by any applicable law or using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Paragraph 6(e) by or on behalf of the Employee).

               (iii) Proprietary Information shall at all times, both during the term of this Agreement and at all times thereafter, be and remain the property of Company for its sole and exclusive use and benefit, and Employee shall deliver all documents containing or reflecting such information to Company at any time upon request of Company, and in any event shall deliver all such documents to Company upon the termination of his employment regardless of whether or not expressly requested to do so at the time employment pursuant to this Agreement ceases. Upon leaving the employment of the Company, Employee shall not take with him any of the Company's Proprietary Information.

         (f) Breach of Covenants. Employee acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value. In the event of any breach of any covenant or promise set forth herein, Employee agrees that Company shall be entitled to seek judicial remedies in any appropriate court for the redress of such breach, including, without limitation, the right to seek injunctive relief. Employee further acknowledges that it will be difficult, if not impossible, to measure in money the damage that will be suffered by the Company in the event that Employee fails to comply with the covenants and restrictions set forth in this Section 6 and that in such event the Company will not have an adequate remedy at law. Therefore, Employee agrees that the Company in such event shall be entitled to injunctive relief, both temporary and permanent, to enforce such covenants or restrictions, or any of them, in any court having jurisdiction thereof, in addition to such other equitable and legal remedies which may be available to it, and in the event that any action or actions should be instituted in equity to enforce any restriction or covenant hereunder, no party will raise the defense that there in an adequate remedy at law.

         7. RIGHTS AND REMEDIES UPON BREACH: If Employee breaches any of the provisions of the Restrictive Covenants, Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable:


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

         (a) Specific Performance: The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

         (b) Severability of Covenants: If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         (c) Blue-Pencilling: If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

         (d) No Waiver, Cumulative Remedies: The failure of any party to this Agreement to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.



8. TERMINATION/SUSPENSION/CHANGE OF CONTROL:

     (a) Termination Upon Death or Disability:

               (i) If during the Term of this Agreement Employee should die, then this Agreement shall be deemed to have automatically terminated as of the date of Employee's death. Employee's estate shall be entitled to (I) any unpaid Salary accrued prior to the date of such death and (2) a prorated AIP bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which Employee is terminated until the date of such termination), if any, pursuant to the AIP (or any successor plan, if any,) which would otherwise have been payable to Employee for the Fiscal Year in which Employee dies (such amount, if any, shall be payable to Employee when such AIP bonuses are otherwise payable for such fiscal year), but no later than 120 days following the expiration of the Fiscal Year in which Employee dies.

               (ii) If during the Term of this Agreement Employee becomes Disabled (as such term is defined below) and such disability has lasted for a period of 180 days in any consecutive 12 month period and no reasonable accommodation (as such term is defined in the Americans With Disabilities Act) is available or can be furnished, then following such period Company shall have the right to terminate this Agreement or suspend the Term at Company's election. In the event Company elects to suspend the Term hereof and Company's obligations hereunder, then such suspension shall be for the duration of such disability and the Term shall be automatically extended by a number of days equal to the total number of days of the suspension, or such fewer number of days of which Company may advise Employee in writing. Employee may only return to work following such disability upon submission to Company of a certificate from the physician selected by the Company as aforesaid certifying that Employee is able to return to work. No suspension shall in any manner suspend or otherwise impair Company's rights under this Agreement. During the period that Employee is Disabled


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and prior to any Termination or suspension by Company, Employee shall retain his status and continue to receive his full compensation (Salary plus prorated AIP). As used in this Agreement, the term "Disabled" shall mean Employee's inability to substantially perform his duties and responsibilities under this Agreement by reason of a non-intentionally self-inflicted medical disability, including mental or physical illness, as certified by a physician appointed by the Company.

     (b) Termination for Cause: Company shall have the right to terminate Employee's employment pursuant to this Agreement for Cause. "Cause" for termination means (i) any act of fraud, embezzlement, or other misappropriation or any other act or omission by Employee that amounts to a willful breach of Employee's fiduciary duty to Company or its direct or indirect clients, (ii) Employee's conviction of a felony or any crime involving moral turpitude under state or federal law, or the equivalent under foreign law, (iii) Employee's material breach of any rules or regulations of employment, or any policies related thereto, which may be adopted or amended from time to time by Company of which Employee has been given written notice and which are consistent with this Agreement, (iv) Employee's refusal to perform satisfactorily Employee's duties and obligations under this Agreement, (v) any other acts or omissions by Employee constituting neglect or dereliction of Employee's duties hereunder,
(vi) Employee's willful refusal to carry out the reasonable instructions of the Board, either of the Co-Chairmen of Company or such other person as either of the Co-Chairmen have determined, (vii) the happening of any event which, under the provisions of any federal, state or foreign laws applicable to Company or its activities, disqualifies Employee from acting in any capacity provided for herein, including, without limitation, any event which disqualifies Employee under the Securities Act of 1933 or the Securities Exchange Act of 1934, or
(viii) Employee's default of any material obligations under this Agreement (other than those specified in clauses (i) through (vi) above); provided however, that the Company shall have given Employee written notice specifying any event or breach specified in clauses (iii) through (vi) and (viii) above and permitted Employee to cure any such breach within the period of 20 days after receipt of such notice if such breach is capable of being cured and Employee has failed to cure such breach within such 20 days; provided, further, however that the Company shall not be obligated to provide Employee with notice and opportunity to cure more than one event or breach under each of clauses (iii) through (vi)and (viii) above. If Employee's employment is terminated by Company for Cause, Company's obligations to Employee shall terminate immediately; provided that Company shall pay to Employee any unpaid salary and unpaid vacation accrued prior to such termination and reimburse Employee for any approved business expenses incurred by Employee prior to such termination.

     (c) Termination Without Cause by Company or for Cause by Employee: If the Company terminates this Employment Agreement without cause by written notice to the Employee, or if Employee's employment hereunder is terminated by Employee pursuant to Paragraph 8(e) hereunder, the Employee shall be entitled to receive from the Company, (i) any unpaid Salary, unpaid vacation pay, unreimbursed business expenses and any other monies payable to the Employee under any employee benefit plan, in each case earned through the date of the Employee's termination; (ii) from and after the effective date specified in the Company's notice of termination and for a period of twelve (12) months thereafter (the "Severance Period"), the Salary (it being understood, for the avoidance of doubt, that Employee shall not be entitled to receive any bonuses of any type during the Severance Period); (iii) continued coverage under Company's then available medical, dental, life and disability benefits for the 12-month period commencing with Employee's termination of employment; (iv) Employee shall be entitled to a prorated bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which Employee is terminated until the date of such termination), if any, pursuant to the AIP (or any successor plan, if any,) which would otherwise have been payable to Employee for the Fiscal Year in which Employee is terminated hereunder (such amount, if any, shall be payable to Employee when such AIP bonuses are otherwise payable for such



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

fiscal year), but no later than 120 days following the expiration of the Fiscal Year in which Employee is terminated, and (v) notwithstanding anything to the contrary contained in the Stock Option Plan (as defined in Paragraph 4(d) hereinabove), all options previously granted to Employee shall become immediately vested and exerciseable in full for a period of 180 days from Employee's termination. If the Employee should die at any time after the termination of this Employment Agreement pursuant to this Paragraph 8(c), the amounts or benefits payable or provided to the Employee under this Paragraph 8(c) shall cease and the provisions of Paragraph 8(a) shall apply; provided, further, that the Employee shall not be entitled to receive any bonuses of any type and provided, further that any payments made to the Employee pursuant to this Paragraph 8(c) shall be offset by any compensation that the Employee may receive from employment that the Employee may obtain at any time following the termination of this Employment Agreement without any regard to when such compensation is paid and, in connection therewith, the Employee shall be required to refund to the Company any amounts which shall constitute an overpayment made by the Company to the Employee under this Paragraph 8(c) as a result of any compensation that the Employee may obtain at any time following the termination of this Employment Agreement pursuant to this Paragraph 8(c). Fiscal Year as used in this Agreement means the fiscal year of Company.

     (d) Designation of Beneficiary: The parties hereto agree that the Employee shall designate, by written notice to the Company, a beneficiary to receive the payments described in Paragraph 4 in the event of his death. The designation of any such beneficiary may be changed by the Employee from time to time by written notice to the Company. In the event the Employee fails to designate a beneficiary as herein provided, any payments which are otherwise to be made to a designated beneficiary under Paragraph 4 shall be made to the Employee's estate.

     (e) Termination by Employee for Cause/Change in Control: If, during Employee's employment, (i) Company shall materially breach a material term of this agreement or (ii) there shall occur a "Change in Control" (as defined below) of Company and, within one year thereafter, there shall occur a change in Employee's "Circumstances of Employment" (as defined below), then Employee may terminate his employment pursuant to this Agreement by written notice to Company and Employee shall be entitled to receive the benefits provided in paragraph 8(c)(i) through (v) above; provided, however, that Employee shall first have given Company written notice specifying the specific nature of such breach or such change in Employee's Circumstances of Employment as case may be, and Company has not cured any such breach or Change in Circumstances within the period of 20 days after receipt of notice of such aforementioned notice.

               (i) A "Change in Control" shall be deemed to occur upon (a) the sale by Company of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of
1934), the consolidation of Company with any person, or the merger of Company with any person as a result of which merger Company is not the surviving entity as a publicly held corporation, or (b) the sale or transfer or issuance of shares of Common Stock by Company and/or any one or more of its stockholders (other than Gregory E. Fischbach or James R. Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as hereinafter defined), other than Gregory E. Fischbach or James R. Scoroposki, shall own more than 35% of the outstanding Common Stock, unless such sale or transfer has been approved in advance by the Board. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

               (ii) Employee's "Circumstances of Employment" shall be deemed to have changed if there shall have occurred any of the following events: (A) a material reduction or change in


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

Employee's duties or reporting responsibilities; (B) a material breach by Company of any provision of this Agreement; (C) a material reduction in the fringe benefits made available by Company to Employee, unless such reduction is also applicable to all senior executive officers of Company generally; (D) a material diminution in Employee's status, working conditions or economic benefits; or (E) a reduction in Employee's Salary or AIP.

     9. EMPLOYEE'S REPRESENTATIONS, WARRANTIES AND INDEMNITIES:

     (a) Right to Enter Into Agreement: Employee has the right and is free to execute this Agreement, to grant the rights granted by him to the Company hereunder, and to perform each and every term and provision hereof.

     (b) Breach Under Other Agreement or Arrangement: Neither the execution and delivery of this Agreement nor the performance by Employee of any of his obligations hereunder will constitute a violation, breach, or default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Employee is a party or by which Employee is bound.

     (c) Services Rendered Deemed Special, Etc.: Employee acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to Company and in addition to any other available remedy Company will be entitled to seek injunctive relief.

     (d) Indemnity: Employee agrees and does hereby indemnify save and hold Company harmless from and against any and all damages, liabilities, costs, losses and expenses (including legal costs and reasonable attorney's fees) arising out of or in connection with any claim, demand or action by a third party which is inconsistent with any of the warranties, representations or agreements made by Employee in this contract Employee agrees to reimburse Company, on demand, for any payment made by Company at any time with respect to any such demand, liability, costs, loss or expense to which the foregoing indemnity applies; provided, such payment arises from a final judgment or arbitration or a settlement made with Employee's prior consent, which consent Employee shall not unreasonably withhold. Company shall notify Employee in writing of any such claim, demand or action promptly after Company has been formally advised thereof and Employee shall have the right, at his expense to participate in the defense thereof with counsel of his choice. Notwithstanding the foregoing to the contrary, Employee shall not be liable to indemnify Company as provided above to the extent that any above referenced claim is covered by any insurance policies Company may elect to maintain generally for the benefit of officers or in connection with any proceeding to which Employee (or Employee's legal representatives or other successors) may be made a party by reason of Employee's being or having been an officer or Employee of Company and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Company or any of its subsidiaries has an interest as long such actions were within the scope of Employees duties hereunder.

     10. NOTICES: Any notice, consent or other communication under this Agreement (hereinafter "Notice") shall be in writing and shall be delivered personally, sent by facsimile transmission (and confirmed in writing) or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission and confirmed in any other manner permitted in this Paragraph 10 or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as provided herein. Notices shall be addressed to Employee at 135 Medowview Drive, Trumbull,

Connecticut , with copies to: Mark G. Sklarz, Cummings & Lockwood, 700 State Street, New Haven, Connecticut 06511. Notices shall be addressed to Company at One Acclaim Plaza, Glen Cove, New York 11542, Attention: Chief Executive Officer, and to Fischbach, Perlstein & Lieberman, LLP, 1875 Century Park East, Suite 850, Los Angeles, CA 90067, Attention: Bernard J. Fischbach, Esq. Either party may change its address for Notices hereunder by notice to the other party in accordance with this Paragraph 10.

     11. ASSIGNMENT: Subject to paragraph 8(e), Company shall have the right, at its election, to assign any of its rights or obligations hereunder, in whole or in part to any parent, subsidiary, affiliated, or related company, or to any person, firm, or corporation owning or acquiring a substantial portion of Company's or Company's stock or assets, and, to the extent of such assignment, Company and/or Company shall thereafter be relieved of their obligations hereunder. Employee shall not have the right to assign any of his rights or obligations hereunder, except for family gifts or transfers of compensation payable under paragraph 4 to heirs, beneficiaries, or otherwise by operation of law, in accordance with Company's policies, practices and procedures.

     12. FURTHER INSTRUMENTS: Employee shall furnish Company with any further instruments, in such form and substance as shall be approved or designated by Company, which Company may reasonably require or deem necessary, from time to time, in its discretion, to evidence, establish, protect, enforce, defend or secure to Company any or all of its rights, titles, properties or interests or more fully to effectuate or carry out the purposes, provisions or intent of this Agreement. In this connection, Employee hereby irrevocably constitutes and appoints Company as its lawful attorney-in-fact to execute, acknowledge and deliver all such further instruments and to do all acts and things contemplated by this paragraph.

     13. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION: This Agreement contains the entire agreement between the parties with respect to Employee's employment by Company, superseding all existing agreements between them concerning Employee's employment. This Agreement may not be amended, modified, superseded, canceled, or waived except by a written instrument signed by the party to be charged. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     14. COMPANY INDEMNITY: Company shall indemnify Employee (and Employee's legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and Employee shall be entitled to the protection of any insurance policies Company may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee (or Employee's legal representatives or other successors) in connection with any action, suit or proceeding to which Employee (or Employee's legal representatives or other successors) may be made a party by reason of Employee's being or having been an officer or Employee of Company and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Company or any of its subsidiaries has an interest.


     15. GOVERNING LAW: Subject to paragraph 14, this Agreement shall interpreted with, and governed by, the laws of the State of New York, without regard to conflicts of law doctrines. Any claim, dispute or disagreement in respect of this Agreement may be brought only in the courts of the State of New York, in Nassau County or the federal courts within the State of New York and in Nassau County, which courts shall have exclusive jurisdiction thereof. Any process in any action or proceeding commenced in such courts may, among other methods, be served upon the parties hereto, as applicable, by delivering or mailing the same, via registered or certified mail, return receipt requested, addressed to Company or Employee, as applicable, at the addresses set forth or designated pursuant to paragraph 10, above. Any such service by delivery or mail shall be deemed to have the same force and effect as personal service within the State of New York.

     WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

ACCLAIM ENTERTAINMENT, INC.



By: /s/ KEVIN WALLING               8-11-00
-------------------------------
Name:
Its:



/s/ GERARD F. AGOGLIA
---------------------
GERARD F. AGOGLIA



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